Exhibit 10.2

Occidental Petroleum Corporation
Supplemental Retirement Plan II

Effective as of January 1, 2005
Amended and Restated as of November 1, 2008
Restated as of October 31, 2016 solely to incorporate all interim amendments

Contents

Article 1. Introduction	1
1.1 Adoption of the Plan	1
1.2 Purpose of the Plan	1
1.3 Status of the Plan	1
1.4 Application of the Plan	2
Article 2. Definitions	3
2.1 Definitions	3
Article 3. Participation	11
3.1 Effective Date of Participation	11
3.2 Reemployment; Resumption of Participation	11
3.3 Allocations to New Participants	12
Article 4. Benefits	13
4.1 Allocations Relating to the Retirement Plan	13
4.2 Allocations Relating to the Savings Plan	15
4.3 Allocations Relating to the Deferred Compensation Plan	15
4.4 Maintenance of Accounts	16
4.5 Vesting and Forfeiture	17
Article 5. Payments	18
5.1 Timing and Form of Payments	18
5.2 Payment Elections and Changes	19
5.3 Special Rules for LTD Participants	21
5.4 Death	21
5.5 Small Benefits	22
5.6 Qualified Divorce Orders	22
5.7 Tax Withholding	22
5.8 Reemployment	22
5.9 Special Transition Rule Elections	23
5.10 Compliance with Code Section 409A	26
Article 6. Administration	27
6.1 The Administrative Committee	27
6.2 Compensation and Expenses	27
6.3 Manner of Action	27
6.4 Chairman, Secretary, and Employment of Specialists	27
6.5 Subcommittees	27
6.6 Other Agents	27
6.7 Records	28
6.8 Rules	28
6.9 Powers and Duties	28
6.10 Decisions Conclusive	28

6.11 Fiduciaries	29
6.12 Notice of Address	29
6.13 Data	29
6.14 Adjustments	29
6.15 Member’s Own Participation	29
6.16 Indemnification	30
Article 7. Amendment and Termination	32
7.1 Amendment and Termination	32
7.2 Reorganization of Employer	32
7.3 Protected Benefits	32
Article 8. Claims and Appeals Procedures	33
8.1 Application for Benefits	33
8.2 Claims Procedure for Benefits	33
8.3 Limitations on Actions	35
Article 9. General Provisions	36
9.1 Unsecured General Creditor	36
9.2 Trust Fund	36
9.3 Nonassignability	36
9.4 Release from Liability to Participant	36
9.5 Employment Not Guaranteed	37
9.6 Gender, Singular & Plural	37
9.7 Captions	37
9.8 Validity	37
9.9 Notice	37
9.10 Applicable Law	37

Article 1. Introduction
1.1     Adoption of the Plan
The Occidental Petroleum Corporation Supplemental Retirement Plan II (the “Plan”) was originally adopted by Occidental Petroleum Corporation (the “Company”) effective as of January 1, 2005. Effective November 1, 2008, the Occidental Petroleum Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) was merged with and into this Plan, which was amended and restated (the “2008 Restatement”) as set forth herein. Effective November 1, 2008, the account of each participant under the Supplemental Retirement Plan was transferred to this Plan and governed by the terms of this Plan. Effective as of October 31, 2016, the Company restated this Plan in its entirety solely for the purpose of incorporating all interim amendments made to the Plan since the 2008 Restatement.

1.2    Purpose of the Plan

It is the purpose of this Plan to provide eligible employees with benefits that will compensate them for maximums imposed by law upon contributions to qualified plans. The portion of the Plan reflecting credits to compensate for the maximum limits imposed by Code section 415 is intended to constitute an “excess plan” as defined in ERISA section 3(36). The remaining portion of the Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3), and 401(a)(1), as well as the requirements of Department of Labor Regulation section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and the regulation.
1.3     Status of the Plan

(a)
Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treas. Reg. § 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, allocations under this Plan to the account maintained for a Participant, and earnings credited thereon, are not intended to confer an economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant, Beneficiary or Alternate Payee being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Participant, Beneficiary or Alternate Payee in advance of the date on which payment of any benefit due under the Plan is actually made.

(b)
Compliance with Code Section 409A. This Plan generally is intended to comply with the requirements of Code section 409A and related regulatory guidance, so that the taxation of Participants and Beneficiaries on any compensation deferred under this Plan is deferred. Notwithstanding the foregoing, any amounts that are credited and paid annually from a Participant’s account following the Participant’s attainment of a specified age, as described in Sections 5.1(b)(1) and 5.8(b)(1), are intended to qualify as short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) and accordingly to be exempt from such requirements.

(c)
No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this section. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant, Beneficiary or Alternate Payee with respect to the treatment of accruals under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.

1.4     Application of the Plan

This restatement of the Plan is applicable to Participants employed by an Employer on or after November 1, 2008. In addition, this restatement applies to Participants who have terminated employment before November 1, 2008 but have undistributed benefits under the Plan on that date. All distributions made under the Plan on or after November 1, 2008 (including distributions of Supplemental Retirement Plan accounts transferred to this Plan on November 1, 2008) shall be made in accordance with the provisions of this restatement, as amended from time to time. For this purpose, distributions to Participants who have terminated employment before November 1, 2008 generally shall be governed by Section 5.9 and any other provisions referenced therein.
Article 2. Definitions
2.1     Definitions
Whenever the following words and phrases are used in the Plan with the first letter capitalized, they shall have the meanings specified below, unless the context clearly indicates otherwise:

(a)	“Administrative Committee” means the committee with authority to administer the Plan as provided under section 6.1.

(b)	“Affiliate” means:

(1)	Any corporation or other business organization while it is controlled by or under common control with the Company within the meaning of Code sections 414 and 1563;

(2)	Any member of an affiliated service group within the meaning of Code section 414(m) of which the Company or any Affiliate is a member;

(3)	Any entity which, pursuant to Code section 414(o) and related Treasury regulations, must be aggregated with the Company or any Affiliate for plan qualification purposes; or

(4)
Any corporation, trade or business which is more than 50 percent owned, directly or indirectly, by the Company and which is designated by the Board or, if authorized by the Board, the Administrative Committee as an Affiliate.

(c)
“Alternate Payee” means a former spouse of a Participant who is recognized by a Divorce Order as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(d)
“Annual Bonus” means the bonus awarded by an Employer to an Active Participant during the Plan Year under a regular annual incentive compensation plan such as the Company’s Variable Compensation Program, Incentive Compensation Program or Executive Incentive Compensation Plan (but excluding, without limitation, a special individual or group bonus, a project bonus, any other special bonus). For avoidance of doubt, payments made under the Phibro LLC bonus plan or any other bonus plan not specifically stated in the previous sentence are excluded from the definition of Annual Bonus.

(e)
“Annual Bonus Paid” means up to the first $100,000 of bonus paid to a Participant, who is not a “named executive officer”, as that term is defined in Regulations S-K under the Securities Exchange Act of 1934 (17 CFR §229.402(a)(3)), during the Plan Year under a regular annual incentive compensation plan, such as the Company's Variable Compensation Program or Incentive Compensation Program (but excluding without limitation a special individual or group bonus, a project bonus, and any other special bonus). For avoidance of doubt, “Annual Bonus Paid” means no more than $100,000 of bonus paid to a Participant, who is not a “named executive officer”, as that term is defined in Regulations S-K under the Securities Exchange Act of 1934 (17 CFR §229.402(a)(3)), during the Plan Year under any one or more regular annual incentive compensation plan.

(f)
“Base Pay of Record” means the base salary and wages earned while a Participant from an Employer for services rendered, including pretax deferrals under the Savings Plan, and amounts contributed pursuant to the Occidental Petroleum Flexible Spending Accounts Plan, as amended from time to time.

(1)	Base Pay of Record does not include:

(A)	Bonuses, incentives, overtime, shift differential, and overseas differentials;

(B)	Reimbursement for expenses or allowances, including automobile allowances and moving allowances;

(C)
Any amount contributed by the Employer (other than pretax deferrals under the Savings Plan and any amounts contributed pursuant to the Occidental Petroleum Flexible Spending Accounts Plan, as amended from time to time) to any qualified plan or plan of deferred compensation;

(D)	Any amount paid by an Employer for other fringe benefits, such as health and hospitalization, and group life insurance benefits, or perquisites; and

(E)	Allowances paid during furlough and, for purposes of subsection (2)(F), such furloughs shall not be treated as paid leaves of absence.

(2)	Base Pay of Record is determined in accordance with the following rules:

(A)	For Participants compensated by salary, Base Pay of Record means the actual base salary of record for the Participant (subject to the exclusions listed above).

(B)
For Participants compensated based on mileage driven (primarily truck drivers), Base Pay of Record means the number of miles driven multiplied by the applicable mileage pay rate (subject to the exclusions listed above), plus the Participant’s scheduled number of hours worked in the pay period multiplied by the Participant’s base hourly rate (subject to the exclusions listed above).

(C)
For Participants compensated at an hourly rate, Base Pay of Record means the base hourly rate (subject to the exclusions listed above) multiplied by the number of regularly scheduled hours worked in a pay period. If the Active Participant’s regularly scheduled work week is more than 40 hours, Base Pay of Record shall include an additional amount equal to the base hourly rate (subject to the exclusions listed above) times one half the number of regularly scheduled hours worked in excess of 40 in the work week.

(D)
For Participants compensated on an eight, ten, twelve, or some other assigned hour Shift Basis and whose annual compensation is pre-determined under the Company’s payroll recordkeeping system, Base Pay of Record for each pay period shall be the Participant’s pre-determined annual compensation (subject to the exclusions listed above) divided by the number of pay periods applicable to the Participant during the Plan Year. For the purpose of this subsection, the term “Shift Basis” means any arrangement whereby Participants work the assigned hour daily shifts which may result in alternating work weeks of more and less than 40 hours per week.

(E)
Base Pay of Record includes vacation pay received in periodic payments and annual vacation payments made to Employees paid by commission, but does not include single sum vacation payments to active or terminating Employees.

(F)
Base Pay of Record includes base salary or wages received during paid leaves of absence and periodic notice pay, but, effective July 1, 2006, Base Pay of Record does not include single sum notice pay payments or any severance pay payments.

(G)	Base Pay of Record does not include long-term disability payments or payments made to any Participant pursuant to the Occidental Chemical Corporation Weekly Sickness and Accident Plan unless:

(i)	Such payments are made to the Participant through the payroll accounting department of the Company or an Affiliate, and

(ii)	The Participant is ineligible for participation in the Retirement Plan.

(g)	“Base Pay Paid” means the Employee Base Pay of Record, reduced for any deferral of base salary under the Deferred Compensation Plan.

(h)
“Beneficiary” means the person or persons designated by the Participant to receive payment under this Plan in the event of the Participant’s death prior to the complete distribution to the Participant of the benefits due under the Plan. A beneficiary designation shall become effective only when filed in writing with the Administrative Committee during the Participant’s lifetime on a paper form prescribed by the Administrative Committee. The filing of any new Beneficiary designation form will cancel any inconsistent Beneficiary designation previously filed.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, the Participant’s Beneficiary shall be the person or persons entitled to receive the Participant’s benefits under the Retirement Plan in the event of the Participant’s death, provided, that if a Participant has previously designated a Beneficiary under Appendix A of the Occidental Petroleum Corporation Supplemental Retirement Plan who survives the Participant, the Participant’s Beneficiary shall be the person or persons so designated under Appendix A of the Occidental Petroleum Corporation Supplemental Retirement Plan.
(i)    “Board” means the Board of Directors of the Company.
(j)    “Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Company” means Occidental Petroleum Corporation and any successor thereto.

(l)
“Deferred Compensation Plan” means the Occidental Petroleum Corporation Modified Deferred Compensation Plan, as amended from time to time. Prior to October 12, 2006, “Deferred Compensation Plan” meant the Occidental Petroleum Corporation 2005 Deferred Compensation Plan, as amended from time to time.

(m)
“Divorce Order” means any judgment, decree, or order (including judicial approval of a property settlement agreement) that relates to the settlement of marital property rights between a Participant and his former spouse pursuant to a state domestic relations law (including, without limitation and if applicable, community property law), as described in Treas. Reg. § 1.409A-3(j)(4)(ii) (or any successor provision).

(n)	“Employee” means any person who is an Eligible Employee, as defined in the Retirement Plan.

In addition to the individuals described above, an Employee for purposes of this Plan also shall include the following:

(1)	Individuals who participate or are eligible to participate in the THUMS Long Beach Company Savings and Investment Plan or the THUMS Long Beach Company Pension Plan in 2008; and

(2)	Individuals who are employed by Tidelands Oil Production Company on December 31, 2010.
An individual described in (1) or (2) above shall be eligible to participate in this Plan if he or she meets the applicable requirements under Section 3.1, even if he or she is not eligible to participate in the Retirement Plan, provided, that in no event shall such an individual be eligible for any benefits under this Plan that are conditioned on eligibility for the Retirement Plan unless and until he or she becomes eligible for the Retirement Plan.
Notwithstanding the foregoing, no individual shall be considered an Employee if such individual is not classified as a common-law employee in the employment records of the Employer, without regard to whether the individual is subsequently determined to have been a common-law employee of the Employer. The persons excluded by this paragraph from being Employees are to be interpreted broadly to include and to have at all times included individuals engaged by the Employer to perform services for such entity in a relationship that the entity characterizes as other than an employment relationship, such as where the Employer engages the individual to perform services as an independent contractor or leases the individual’s services from a third party. The exclusion of the individual from being an Employee shall apply even if a determination is subsequently made by the Internal Revenue Service, another governmental agency, a court or other tribunal, after the individual is engaged to perform such services, that the individual is an employee of the Employer for purposes of pertinent Code sections or for any other purpose.

(o)	“Employer” means the Company and any Affiliate which is designated by the Board or the Administrative Committee and which adopts the Plan.
The Board or, if authorized by the Board, the Administrative Committee may designate any Affiliate as an Employer under this Plan. The Affiliate shall become an Employer and a party to this Plan upon acceptance of such designation effective as of the date specified by the Board or Administrative Committee.
By accepting such designation or continuing as a party to the Plan, each Employer acknowledges that:

(A)	It is bound by such terms and conditions relating to the Plan as the Company or the Administrative Committee may reasonably require;

(B)	The Company and the Administrative Committee have the authority to review the Affiliate’s compliance procedures and to require changes in such procedures to protect the Plan;

(C)	It has authorized the Company and the Administrative Committee to act on its behalf with respect to Employer matters pertaining to the Plan;

(D)	It shall cooperate fully with Plan officials and their agents by providing such information and taking such other actions as they deem appropriate for the efficient administration of the Plan; and

(E)	Its status as an Employer under the Plan is expressly conditioned on its being and continuing to be an Affiliate of the Company.
Subject to the concurrence of the Board or Administrative Committee, any Affiliate may withdraw from the Plan, and end its status as an Employer hereunder, by communicating to the Administrative Committee its desire to withdraw. Upon withdrawal, which shall be effective as of the date agreed to by the Board or Administrative Committee, as the case may be, and the Affiliate, the Plan shall be considered frozen as to Employees of such Affiliate.

(p)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)	“LTD Participant” means an Employee:

(1)	Who became disabled under the terms of the Long-Term Disability Plan prior to October 1, 1995; and

(2)
Who, during the Plan Year, is receiving benefits under the Long-Term Disability Plan and who was a highly-compensated employee (as defined in Code section 414(q)) in the year of his commencement of benefits under the Long-Term Disability Plan; and

(3)	Who has not commenced payment of his benefit under this Plan on November 1, 2008.

(r)	“Long-Term Disability Plan” means the Occidental Petroleum Corporation Long-Term Disability Plan or, as appropriate to the LTD Participant or context, the Oxy Vinyls, LP Long-Term Disability Plan.

(s)
“Participant” means (i) a person meeting the requirements to participate in the Plan set forth in Article 3 and (ii) any other person who has an account under the Plan because he previously met such requirements.

(t)	“Plan Year” means the calendar year.

(u)	“Qualified Divorce Order” means a Divorce Order that:

(1)	Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan;

(2)	Clearly specifies:

(A)	The name and the last known mailing address of the Participant and the name and mailing address of the Alternate Payee covered by the order;

(B)	The amount or percentage of the Participant’s benefits to be paid by this Plan to the Alternate Payee, or the manner in which such amount or percentage is to be determined;

(C)	The number of payments or period to which such order applies; and

(D)	That it applies to this Plan; and

(3)	Does not:

(A)	Require this Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(B)	Require this Plan to provide increased benefits;

(C)	Require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another Divorce Order previously determined to be a Qualified Divorce Order; or

(D)
Require the payment of benefits under this Plan at a time or in a manner that would cause the Plan to fail to satisfy the requirements of Code section 409A (or other applicable section) and any regulations promulgated thereunder or otherwise jeopardize the deferred taxation of any amounts under this Plan.

(v)	“Retirement Plan” means the Occidental Petroleum Corporation Retirement Plan, as amended from time to time.

(w)	“Savings Plan” means the Occidental Petroleum Corporation Savings Plan, as amended from time to time.

(x)
“Secondary Threshold Amount” means the amount determined by the Company and communicated to Employees in advance of the Plan Year as the level of annualized Base Pay of Record plus Annual Bonus awarded in the Plan Year, less any portion of such Annual Bonus deferred under the Deferred Compensation Plan, each determined as of May 1 of the Plan Year, at which the sum of all contributions made by and on behalf of an Employee under the Savings Plan and Retirement Plan would exceed the dollar limit in effect for the Plan Year under Code section 415(c)(1)(A), based on (1) the maximum contribution rates for the most highly compensated employees and maximum employer matching contribution rates under the Savings Plan and (2) the employer contribution rates for Employees who have attained age 35 as of the last day of the Plan Year under the Retirement Plan.

(y)
“Separation from Service” means a Participant’s “separation from service” as defined under Code section 409A and Treas. Reg. § 1.409A-1(h) (or successor provisions). For this purpose, a Participant shall have a Separation from Service if the Participant ceases to be an employee of both:

(1)    The Participant’s Employer;

(2)	All Affiliates with whom the Participant’s Employer would be considered a single employer under Code section 414(b) or 414(c).

For purposes of the preceding provisions, a Participant who ceases to be an employee of an entity described in (1) or (2) above shall not be considered to have a Separation from Service if such cessation of employment is followed immediately by his commencement of employment with another entity described in (1) or (2) above.

A Participant shall have a Separation from Service if it is reasonably anticipated that no further services shall be performed by the Participant, or that the level of services the Participant shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by the Participant over the immediately preceding 36-month period (or the Participant’s full period of service, if the Participant has been performing services for less than 36 months).

For avoidance of doubt, the transfer of employment of a CRC Deferred Compensation Beneficiary, as that term is defined in the Employee Matters Agreement between Occidental Petroleum Corporation and California Resources Corporation, from Occidental Petroleum Corporation to California Resources Corporation shall not be a Separation from Service.

(z)
“Specified Employee” means an Employee who is a “specified employee” within the meaning of Section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) and as determined pursuant to any rules adopted for such purposes by the Company.

(aa)
“Supplemental Retirement Plan” means the Occidental Petroleum Corporation Supplemental Retirement Plan in effect on December 31, 2004 and as amended from time to time, prior to its merger into this Plan effective November 1, 2008.

(bb)	“Threshold Amount” means the amount determined by the Company and communicated to Employees in advance of the Plan Year as the level of annualized

Base Pay of Record at which the sum of all contributions made by and on behalf of an Employee under the Savings Plan and Retirement Plan would exceed the dollar limit in effect for the Plan Year under Code section 415(c)(1)(A), based on (1) an assumed level of Annual Bonus for a particular level of Base Pay of Record determined by the Company in advance of the Plan Year, (2) the maximum contribution rates for the most highly compensated employees and maximum employer matching contribution rates under the Savings Plan, and (3) the employer contribution rate for Employees who have attained age 35 as of the last day of the Plan Year under the Retirement Plan.

(cc)
“Wage Base” means the dollar amount of wages, within the meaning set forth in Code section 3121(a), upon which the Employer must pay Social Security Old Age, Survivors and Disability taxes for a Plan Year.

Article 3. Participation
3.1     Effective Date of Participation
An Employee who is a Participant in the Plan on October 31, 2008 shall continue as a Participant on November 1, 2008. Any other Employee shall become a Participant on the first day of the month next following the end of the 30-day period beginning on the first to occur of the following:

(a)
The first day on which the Employee’s annualized Base Pay of Record exceeds the Threshold Amount or, with respect to an Employee whose annualized Base Pay of Record does not exceed the Threshold Amount, May 1st of a Plan Year if the sum of the Employee’s annualized Base Pay of Record as of May 1 of the Plan Year and Annual Bonus awarded during the Plan Year, less any portion of such Annual Bonus deferred under the Deferred Compensation Plan, exceeds the Secondary Threshold Amount.

(b)	The first day on which the Employee’s annualized Base Pay of Record exceeds the amount specified in Code section 401(a)(17), as adjusted and in effect for the Plan Year.

(c)
The Employee (1) is eligible to participate in both the Retirement Plan and the Deferred Compensation Plan, and (2) is eligible to receive a bonus granted under any management incentive compensation plan of an Employer.

(d)	The Employee (1) is eligible to participate in the Savings Plan and (2) makes a deferral election under the Deferred Compensation Plan for the Plan Year.
For purposes of subsections (c) and (d) above, in the case of any Employee other than a newly hired Employee, the Employee’s eligibility for the Deferred Compensation Plan and whether or not the Employee has made a deferral election under the Deferred Compensation Plan shall be determined during the open enrollment period for that plan prior to each Plan Year.

Notwithstanding anything contained herein, any Employee who is entitled to receive supplemental retirement benefits upon his retirement pursuant to a written contract of employment between the Employee and the Company or an Affiliate shall be ineligible to be a Participant effective for future allocations as of the first day of the Plan Year following the effective date of such contractual provision.
Notwithstanding the foregoing, an Employee who participates or is eligible to participate in the THUMS Long Beach Company Savings and Investment Plan or the THUMS Long Beach Company Pension Plan in 2008 and who meets the requirements of subsection (a), (b), (c) or (d) above shall become a Participant on January 1, 2009.
Notwithstanding the foregoing, an Employee who is employed by Tidelands Oil Production Company on December 31, 2010 and who meets the requirements of subsection (b) or (d) above on January 1, 2011 shall become a Participant on January 1, 2011.

3.2    Reemployment; Resumption of Participation
If a Participant terminates employment and is subsequently reemployed as an Employee by an Employer, the Participant shall resume active participation in the Plan on the first date that the Participant again meets one or more of the requirements set forth in Section 3.1. A Participant who ceases to actively participate in the Plan because he no longer meets any of the requirements set forth in Section 3.1 shall resume active participation in the Plan on the first date that the Participant again meets one or more such requirements.

3.3    Allocations to New Participants
Allocations under Article 4 of the Plan shall be based solely on compensation paid for services performed after the date the Employee becomes a Participant in accordance with Section 3.1.
Article 4. Benefits
4.1     Allocations Relating to the Retirement Plan

(a)	Eligibility. The following Employees who become Participants shall be provided the allocation for the Plan Year specified in subsection (b):

(1)    An Employee:

(A)	Who is eligible to participate in the Savings Plan and the Retirement Plan for the Plan Year, and

(B)	Whose annualized Base Pay of Record exceeds the Threshold Amount applicable to the Employee for the Plan Year.

If the Employee’s annualized Base Pay of Record increases during the Plan Year such that it exceeds the Threshold Amount, then the Employee shall be eligible for the allocation specified in subsection (b) as of the first payroll period for which the Employee’s annualized Base Pay of Record exceeds the

Threshold Amount (or, if later, as of the date the Employee’s participation in the Plan commences pursuant to Section 3.1). If the Employee’s annualized Base Pay of Record decreases during the Plan Year such that it no longer exceeds the Threshold Amount, then the Employee shall cease to be eligible for the allocation specified in subsection (b) as of the first payroll period for which the Employee’s annualized Base Pay of Record falls below the Threshold Amount.

(2)    An Employee:

(A)	Who is eligible to participate in the Savings Plan and the Retirement Plan for the Plan Year, and

(B)
The sum of whose annualized Base Pay of Record as of May 1 of the Plan Year and Annual Bonus awarded during the Plan Year, less any portion of such Annual Bonus deferred under the Deferred Compensation Plan, exceeds the Secondary Threshold Amount applicable to the Employee for the Plan Year.

Whether an Employee meets the requirements of this paragraph (2) shall be determined as of May 1st of each Plan Year by the Company. An Employee who meets such requirements shall be eligible for the allocation specified in subsection (b) beginning as of May 1st of the Plan Year (or with respect to a newly eligible Employee, once the Employee’s participation in the Plan has commenced pursuant to Section 3.1). Until such determination is made during the Plan Year (and, with respect to a newly eligible Employee, the Employee’s participation in the Plan has commenced pursuant to Section 3.1), an Employee shall not be treated as actively participating in this Plan with respect to a Plan Year by reason of this paragraph (2) and, unless otherwise eligible under paragraph (1), shall not be entitled to the allocations specified in subsection (b) for the Plan Year.

(3)    An individual who is an LTD Participant for the Plan Year.

(b)    Allocation Amount.

(1)
Contingent Credit. A credit shall be made as of the last day of each month to a contingent account maintained for each Participant described in subsection (a). The amount of the credit is set forth below. For avoidance of doubt, references below to the “Annual Bonus paid” refer only to the portion of an Employee’s Annual Bonus that is actually paid to the Employee and not deferred under the Deferred Compensation Plan.

The amount of the credit shall equal the sum of:

(i)	7 percent of Base Pay of Record and Annual Bonus paid for the calendar month below the Wage Base; plus

(ii)	12 percent of Base Pay of Record and Annual Bonus paid for the calendar month above the Wage Base.

(2)
Reduction Amount. The amounts contingently credited to the account maintained for the Participant during the Plan Year under paragraph (1) shall be reduced as of the last day of the Plan Year, but not below zero, by the amount determined under this paragraph. The reduction amount is intended to be equal to the Employee’s allocation under the Retirement Plan for the Plan Year assuming that the Employee maximized deferrals under the Savings Plan. After the reduction described in this paragraph, the remaining amount shall be permanently credited to the account maintained for the Participant.

(A)	No reduction shall apply to the account maintained for any Participant, including an LTD Participant, who is not an Employee on the last day of the Plan Year.

(B)
The reduction amount for other Participants shall be equal to the dollar limit in effect for the Plan Year under Code section 415(c)(1)(A) minus any Retirement Plan allocations to date, minus the sum of the following:

(i)	Effective beginning on or after January 1, 2007,

(I)
the Contribution Percentage Limit for the Plan Year, determined under Appendix E of the Savings Plan (or any successor provision) times the Participant’s Base Pay Paid and 6 percent of the Annual Bonus Paid for the Plan Year, and

(II)	6 percent times the sum of the Participant’s Base Pay Paid and Annual Bonus Paid for the Plan Year;

(ii)	For the period between January 1, 2005 and December 31, 2006:

(I)	The Plan Limit for the Plan Year, determined under Appendix II of the Savings Plan (or any successor provision), times the Participant’s Base Pay Paid, and

(II)	6 percent times the Participant’s Base Pay Paid for the Plan Year.

For purposes of determining the reduction under this subparagraph, no portion of the sum of the Participant’s Base Pay Paid and Annual

Bonus Paid for the Plan Year in excess of the amount specified in Code section 401(a)(17) in effect for the Plan Year shall be taken into account. The reduction amount shall not be less than zero.

(3)
Earnings Allocation. The Employer shall also permanently credit earnings on the monthly allocations under paragraph (1) for the Plan Year as if such allocations shared in earnings at the rate and in the manner described in section 4.4. The earning allocation under this paragraph shall not be subject to reduction under paragraph (2).

4.2     Allocations Relating to Compensation Limit

(a)
Eligibility for Allocations Relating to Limits Under Code section 401(a)(17). An Employee who is eligible to participate in the Savings Plan for the Plan Year and whose Base Pay Paid plus Annual Bonus Paid for the Plan Year exceeds the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year shall be provided the allocation for the Plan Year specified in subsection (b).

(b)
Allocation Amount. The amount to be allocated as of the last day of the Plan Year under this Plan with respect to a Participant described in subsection (a) above for the Plan Year shall equal the sum of:

(1)	7 percent of the Employee’s Base Pay Paid plus Annual Bonus Paid in excess of the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year; and

(2)	5 percent of the amount allocated under paragraph (1) which shall be allocated to the account maintained for the Participant in lieu of interest on such amount for the Plan Year.
4.3     Allocations Relating to the Deferred Compensation Plan

(a)	Retirement Plan

(1)	Eligibility. The following Employees who become Participants shall be provided the allocation for the Plan Year specified in subsection (2): An Employee:

(A)	Who is a participant in the Retirement Plan and eligible to participate in the Deferred Compensation Plan, and

(B)	Who makes a deferral election under the Deferred Compensation Plan for the Plan Year.

However, notwithstanding anything to the contrary, an Employee of Phibro LLC and its affiliates is not eligible to receive an allocation for the Plan Year specified in paragraph (2).

(2)
Allocation Amount. The amount to be allocated in a Plan Year with respect to a Participant described in paragraph (1) shall equal the Participant’s applicable percentage multiplied by the amount of Annual Bonus the Participant has deferred under the Deferred Compensation Plan. Notwithstanding the preceding sentence, no allocation shall be made to the account of a Participant who is not an Employee on the date such bonus is awarded.

For purposes of this subsection, the term “applicable percentage” shall mean 12 percent. The allocation described in this section shall be made to the account of each Participant effective as of the date on which the Participant is awarded his Annual Bonus.

(b)    Savings Plan

(1)
An Employee who is eligible to participate in the Savings Plan and makes a deferral election under the Deferred Compensation Plan for the Plan Year shall be provided the allocation for the Plan Year specified in paragraph (2). However, notwithstanding anything to the contrary, an Employee of New Eastport Services, LLC and its affiliates is not eligible to receive an allocation for the Plan Year specified in paragraph (2).

(2)
The amount to be allocated for a Plan Year with respect to a Participant described in paragraph (1) shall equal the amount by which the contribution that would otherwise have been made by the Company or other Employer on behalf of the Participant to the Savings Plan for such Plan Year is reduced by reason of the reduction in the Participant’s Base Pay of Record for such Plan Year and/or the Participant’s Annual Bonus Paid in such Plan Year because of deferrals under the Deferred Compensation Plan, assuming that the Participant’s contribution percentage under the Savings Plan for the Plan Year is 7 percent. The allocation described in this Sections 4.3(a)(2) or 4.3(b)(2) shall be made to the account of a Participant at the same time as the employer contribution for such Plan Year is made to the Savings Plan. No allocations shall be made to Participants’ accounts under this Section 4.3(b)(2) prior to January 1, 2009.

4.4     Maintenance of Accounts

(a)	Each Employer shall establish and maintain, in the name of each Participant employed by that Employer, an individual account which shall consist of all amounts credited to the Participant. As of the end of each month, the Administrative Committee shall increase the balance, if any, of the Participant’s individual account as of the last day of the preceding month, by multiplying such amount by a number equal to one plus .167% plus the monthly yield on 5-Year Treasury Constant Maturities for the monthly processing period. Notwithstanding the foregoing, any allocation made to a Participant's account pursuant to Section 4.3(a)(2) or 4.3(b)(2) shall be credited with interest, at a rate equivalent to that set forth in the preceding sentence, from the date such allocation is made to the Participant's account.

(b)
The individual account of each Participant shall represent a liability, payable when due under this Plan, out of the general assets of the Company, or from the assets of any trust, custodial account or escrow arrangement which the Company may establish for the purpose of assuring availability of funds sufficient to pay benefits under this Plan, provided that no assets shall be transferred to a trust or other account if such transfer would result in the taxation of benefits prior to distribution under Code section 409A(b). The money and any other assets in any such trust or account shall at all times remain the property of the Company, and neither this Plan nor any Participant shall have any beneficial ownership interest in the assets thereof. No property or assets of the Company shall be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits hereunder. Accounting for this Plan shall be based on generally accepted accounting principles.

4.5     Vesting and Forfeiture
Notwithstanding any other Plan provision, all benefits under this Plan shall be contingent and forfeitable and no Participant shall have a vested interest in any benefit unless, while he is still employed by an Employer, he becomes fully vested in his benefit under the Retirement Plan (or would have become vested if he were a participant in the Retirement Plan). A person who terminates employment with an Employer for any reason prior to becoming vested hereunder shall not receive a benefit, provided that, upon rehire by an Employer, any amounts forfeited by a Participant at the time of his termination of employment shall be restored, without interest, to his account and, as set forth in Section 5.8, shall be subject to the same terms and conditions relating to distribution as were applicable at the time of his prior termination of employment.
Article 5. Payments
5.1     Timing and Form of Payments

(a)	Payment Events. A Participant’s vested account under this Plan shall be paid on the earliest to occur of the following payment events:

(1)	The Participant’s attainment of a specified age elected by the Participant that is age 60 or above;

(2)	The Participant’s Separation from Service; or

(3)	The Participant’s death.

(b)    Timing and Form.

(1)
Attainment of Specified Age. If payment is made on account of a Participant’s attainment of a specified age (60 or above), payment shall be made to the Participant in a single lump sum within the first 90 days of the calendar year following the calendar year in which the Participant reaches the specified age. In addition, within the first 70 days of each subsequent calendar year, the Participant shall be paid any additional amounts credited to the Participant’s account since the prior payment date.

(2)	Separation from Service.

(A)
If payment is made on account of the Participant’s Separation from Service, payment shall be made or commence within the first 90 days of the calendar year following the calendar year in which the Participant’s Separation from Service occurs. Notwithstanding the foregoing, in the case of a Participant who is a Specified Employee, payment shall be made or commence in the month next following the date that is six (6) months after the date of the Participant’s Separation from Service, if later than the time provided above.

(B)
Payment shall be made in a single lump sum or in annual installments over 5, 10, 15, or 20 years, as elected by the Participant. If the Participant elects to have payment made in annual installments, the installments shall be paid within the first 90 days of each calendar year during the installment period (except that the first installment may be delayed in the case of a Specified Employee as provided above). During the installment period, the Participant’s account shall continue to be adjusted as provided in Section 4.4(a) until the installments have been completed. The amount of each annual installment shall equal the amount credited to the Participant’s account as of the last day of the month preceding the date of payment multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installments (including the current installment) which remain to be paid.

(C)
If a Participant who is receiving installment payments on account of his Separation from Service has also made a specified age election and attains the specified age before the completion of all installments, the remaining installments shall be paid to him at the scheduled time or times without regard to his attainment of such age.

(3)	Death. If payment is made on account of the Participant’s death, payment shall be made to the Participant’s Beneficiary in a single lump sum 120 days following the date of the Participant’s death.

(c)
Valuation of Benefits. The amount of any payment to a Participant under this Article shall be determined based on the value of the Participant’s vested account as of the last day of the month preceding the date of payment.

5.2     Payment Elections and Changes

(a)	Payment Elections.

(1)
An Employee who becomes a Participant on or after November 1, 2008 shall make the elections provided for in Section 5.1 (i.e., an election to have payment made at a specified age (60 or above) prior to Separation from Service and/or an election as to form of payment upon Separation from Service) within 30 days after date the Employee first meets one or more of the requirements for participation set forth in Section 3.1. Notwithstanding the foregoing, an Employee who participates or is eligible to participate in the THUMS Long Beach Company Savings and Investment Plan or the THUMS Long Beach Company Pension Plan at any time in 2008 and becomes a Participant on January 1, 2009 shall make such elections by December 31, 2008. An Employee who is employed by Tidelands Oil Production Company on December 31, 2010 and is scheduled to become a Participant on January 1, 2011 shall make such elections by December 31, 2010.

(2)
An Employee who became a Participant before November 1, 2008 shall be permitted to make a transition election as set forth in Section 5.9. If the Employee does not make a transition election with respect to form of payment upon Separation from Service and had previously made an election to have payment upon Separation from Service made in a lump sum or in annual installments over 5, 10, 15 or 20 years, payment on account of the Participant’s Separation from Service shall be made in accordance with the rules set forth in Section 5.1(b)(2) in the form previously elected by the Participant. For this purpose, if the Participant had different payment elections in effect for his account under this Plan and his account under the Supplemental Retirement Plan prior to November 1, 2008, or had an election in effect under one plan but not the other, the accounts shall continue to be maintained separately and these provisions shall be applied separately to each account.

(3)
If a Participant does not elect to have payment made at a specified age, payment shall be made on the earlier of the Participant’s Separation from Service or death in accordance with Section 5.1(b)(2) or (3), as applicable. If a Participant does not elect an installment payment option for payment on account of a Separation from Service, any payment on account of the

Participant’s Separation from Service shall be made in a single lump sum at the time provided in Section 5.1(b)(2).

(b)
Changes in Time or Form of Payment. A Participant may elect to change the time or form of payment of his account in accordance with the rules set forth below. For purposes of these rules, an election to receive distribution in a series of annual installments shall be treated as a single payment.

(1)	Permitted Changes.

(A)	A Participant who has elected payment at a specified age may elect another specified age that is age 65 or above, subject to the limitations of paragraph (2).

(B)	A Participant may elect to change the form of payment upon Separation from Service.

(2)	Requirements. Any election by a Participant under this subsection shall meet the following requirements:

(A)	The election shall not be effective until at least 12 months after the election is filed with the Administrative Committee;

(B)
The election must defer payment (or payment of the initial installment, if applicable) for a period of at least five years from the date that payment (or payment of the initial installment, if applicable) would otherwise have been made; and

(C)	The election must be made at least 12 months prior to the beginning of the calendar year in which payment (or payment of the initial installment, if applicable) is otherwise scheduled to be made.

(3)
A Participant may make only two changes pursuant to this Section 5.2(b). Each such change must satisfy all of the requirements of Section 5.2(b)(2). No further changes may be made following a Participant’s Separation from Service.

(c)
Procedures. All payment elections under this Plan shall be made in accordance with the provisions of this Plan and the rules and procedures established by the Administrative Committee for the time and manner of making elections.

5.3    Special Rules for LTD Participants.

(a)	Payment Events. An LTD Participant’s vested account shall be paid on the earliest to occur of the following payment events:

(1)	The Participant’s attainment of age 65 or any earlier age elected by the Participant that is at least age 60; or

(2)	The Participant’s death.

(b)    Timing and Form.

(1)
Attainment of Specified Age (60-64). If payment is made on account of a Participant’s attainment of a specified age elected by the Participant (between 60 and 64), payment shall be made to the Participant in a single lump sum within the first 90 days of the calendar year following the calendar year in which the Participant reaches the specified age. In addition, within the first 70 days of each subsequent calendar year, the Participant shall be paid any additional amounts credited to the Participant’s account since the prior payment date.

(2)
Attainment of Age 65. If payment is made on account of the Participant’s attainment of age 65, payment shall be made or commence within the first 90 days of the calendar year following the calendar year in which the Participant reaches age 65. Payment shall be made in a single lump sum or in annual installments over 5, 10, 15, or 20 years, as elected by the LTD Participant. If the Participant elects to have payment made in annual installments, the installments shall be calculated and paid as set forth in Section 5.1(b)(2)(B).

(3)	Death. Payment on account of the LTD Participant’s death shall be made as provided in Section 5.1(b)(3).

(c)	Elections.

(1)
An LTD Participant shall be permitted to make a transition election as set forth in Section 5.9. If an LTD Participant does not make a transition election and had previously made an election under the prior provisions of the Plan to have payment made in a lump sum or in annual installments over 5, 10, 15 or 20 years, payment on account of the LTD Participant’s attainment of age 65 shall be made in the form previously elected by the Participant. If the LTD Participant had different payment elections in effect for his account under this Plan and his account under the Supplemental Retirement Plan prior to November 1, 2008, or had an election in effect under one plan but not the other, the accounts shall continue to be maintained separately and these provisions shall be applied separately to each account.

(2)
If an LTD Participant does not elect to have payment made at a specified age between 60 and 64, payment shall be made on the earlier of the LTD Participant’s attainment of age 65 or death in accordance with Section 5.3(b)(2) or (3), as applicable. If an LTD Participant does not elect an installment payment option for payment on account of attainment of age 65, any payment on account of the Participant’s attainment of age 65 shall be made in a single lump sum at the time provided in Section 5.3(b)(2).

5.4     Death
If a Participant dies before the complete distribution of his account, the account or remaining account shall be paid to the Participant’s Beneficiary in a single lump sum 120 days following the date of the Participant’s death.

5.5    Small Benefits
Notwithstanding any election by a Participant to receive payment of any account maintained for the Participant under the Plan in an installment payment form, if the value of such account is less than $50,000 at the time payment in such form is scheduled to commence, the account shall be paid to the Participant in a single lump sum on the scheduled commencement date.

5.6     Qualified Divorce Orders
Subject to the policies and procedures established by the Administrative Committee under Section 9.3(b), payment may be made from the balance of a Participant’s vested account to the extent necessary to fulfill a Qualified Divorce Order.
5.7     Tax Withholding

(a)
To the extent required by law in effect at the time payments are made, the Participant’s Employer shall withhold from payments made hereunder the taxes required to be withheld by Federal, state and local law.

(b)
The Participant’s Employer shall have the right at its option (1) to require a Participant to pay or provide for payment of the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to the Participant’s account or (2) deduct from any amount of salary, bonus or other payment otherwise payable in cash to the Participant the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to the Participant’s account. In addition, as permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) (or any successor provision), payments may be made under the Plan to pay any Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101 and 3121(v)(2) on the Participant’s account, and to pay any income tax imposed under Code section 3401 (i.e., wage withholding) or the corresponding withholding provisions of applicable state or local law as a result of payment of the FICA amount, as well as to pay the additional income tax attributable to the pyramiding wages and taxes. The total payment may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount.

5.8    Reemployment

(a)
Continued distribution of account. If a Participant who is receiving payment on account of his Separation from Service is reemployed by an Employer or Affiliate prior to the complete distribution of his account, the account or remaining account shall be paid to the Participant at the scheduled time or times without regard to the Participant’s reemployment.

(b)
New account. If a terminated Participant is reemployed by an Employer and resumes active participation in the Plan pursuant to Section 3.2, a new account shall be established for such Participant to which allocations relating to the period following the Participant’s reemployment (and any unvested amounts forfeited from the Participant’s account at the time of his first termination) shall be credited. Such new account, to the extent vested, shall be paid in accordance with the provisions of this Plan and the Participant’s most recent payment election, if any, prior to his first termination. For this purpose, the following rules shall apply:

(1)
If the Participant had previously elected (including pursuant to Section 5.9(b)(1)) to have payment made at a specified age (60 or above) prior to Separation from Service or death and has reached such specified age at the time of his reemployment, the Participant shall be paid, within the first 70 days of each calendar year following the calendar year containing his reemployment date, the amount credited to his account as of the last day of the month preceding the date of payment.

(2)
Any election made as a terminated Participant pursuant to Section 5.9(b)(2) or (3) shall not be taken into account for purposes of this provision. Instead, if the Participant had, prior to such transition election, made an election under this Plan to have payment upon termination made in a lump sum or in annual installments over 5, 10, 15 or 20 years, payment on account of the Participant’s subsequent Separation from Service shall be made in accordance with the rules set forth in Section 5.1(b)(2) in the form previously elected by the Participant.

(3)
If the Participant has no prior election taken into account under the foregoing provisions, payment shall be made in a single lump sum in accordance with the rules set forth in Section 5.1(b)(2) upon the Participant’s subsequent Separation from Service.

5.9    Special Transition Rule Elections

(a)
2005 Transition Elections. Any Employee who was a Participant during the 2005 Plan Year was permitted to make an election with respect to the time and form of payment of the account maintained for the Participant upon the earlier of the Participant’s Separation from Service or the 60th day after the adoption of the Plan by the Board, but in no event later than December 31, 2005.

(b)
2008 Transition Elections. Participants shall be permitted to make the additional transition elections described below in 2008. The period for making such elections (the “transition election period”) shall be determined by the Administrative Committee, provided that all such elections must be made by and shall become irrevocable as of December 31, 2008. All payments to Participants pursuant to this Section 5.9 shall be subject to the rules set forth in Sections 5.4 through 5.7 and Section 5.10.

(1)	Active Participants.

(A)
Each Participant who has not separated from service before the end of the transition election period may make any payment election available under Section 5.1 (i.e., an election to have payment made at a specified age (60 or above) prior to Separation from Service and/or an election as to form of payment upon Separation from Service). Payment pursuant to any such election shall be made as provided in Section 5.1.

(B)	To the extent a Participant does not make the available elections pursuant to this provision, payment of the Participant’s account shall be made as set forth in Sections 5.2(a)(2) and (3).

(C)
Notwithstanding the foregoing, in the case of any Participant previously covered by Appendix A of the Supplemental Retirement Plan who made the election described in Appendix A to have payment made or commence upon attainment of a specified age between 55 and 70-1/2, if the Participant does not make a transition election under this Section 5.9(b)(1) to have payment made at a new specified age, then payment to the Participant shall be made or commence within the first 90 days of the calendar year following the later of (A) the Participant’s Separation from Service and (B) the Participant’s attainment of the specified age previously elected by the Participant, provided that, if the Participant is a Specified Employee and payment is made on account of the Participant’s Separation from Service, payment shall be made or commence in the month next following the date that is six (6) months after the date of the Participant’s Separation from Service, if later than the time provided above. Payment shall be made in the form (i.e., lump sum or installments over 5, 10, 15 or 20 years) elected by the Participant under this Section 5.9(b)(1) or, if the Participant does not make a transition election, the form previously elected by the Participant under Appendix A of the Supplemental Retirement Plan, or, if none, in a lump sum.

(2)	Terminated Participants.

(A)
Each Participant who has a Separation from Service before the end of the transition election period may elect to have his account or remaining account paid in a single lump sum in March 2009, provided, that a Participant who is a Specified Employee shall receive such distribution in the month next following the date that is six (6) months after the date of the Participant’s Separation from Service, if later than the time provided above.

(B)	If a Participant does not make an election pursuant to this provision:

(I)
If installment payments to the Participant have already commenced, the Participant’s remaining account shall be paid over the remaining number of installments in accordance with the rules set forth in Section 5.1(b)(2)(B).

(II)
If payment to the Participant has not commenced, payment shall be made in accordance with the rules set forth in Section 5.1(b)(2). If the Participant has previously made a payment election as to form of payment upon Separation from Service (i.e., a lump sum or installments over 5, 10, 15 or 20 years), payment shall be made in the form previously elected.

(3)	Exhibit A and B Participants.

(A)	Any Participant identified in Exhibit A as “Active” may make the payment elections available to other active Participants as described above.

(B)	Any Participant identified in Exhibit A or B as “Retired with account balance” may make the election available to other terminated Participants as described above.

(C)	If a Participant listed in Exhibit A or B does not make an election pursuant to this provision:

(I)
If installment payments to the Participant have already commenced, the Participant’s remaining account shall be paid over the remaining number of installments in accordance with the rules set forth in Section 5.1(b)(2)(B).

(II)
If payment to the Participant has not commenced, payment of the Participant’s Account shall be made or commence within the first 90 days of the year indicated on Exhibit A or B, as applicable. Payment shall be made in the form previously elected by the Participant (i.e., in a lump sum or installments over 5, 10, 15 or 20 years) or, if the Participant has not previously made a payment election, in a single lump sum.

(4)	LTD Participants.

(A)
Each LTD Participant may make any payment election available under Section 5.3 (i.e., an election to have payment made at a specified age (between 60 and 64) prior to Separation from Service and/or an election as to form of payment upon attainment of age 65). Payment pursuant to any such election shall be made as provided in Section 5.3.

(B)	To the extent an LTD Participant does not make the available elections pursuant to this provision, payment of the Participant’s account shall be made as set forth in Section 5.3.

(5)
Maintenance of Separate Accounts. If a Participant does not make a transition election under the foregoing provisions (so that prior elections continue to apply) and had different payment elections in effect under for his account under this Plan and his account under the Supplemental Retirement Plan prior to November 1, 2008, or had an election in effect under one plan but not the other, the accounts shall continue to be maintained separately and the above provisions shall be applied separately to each account.

5.10     Compliance with Code Section 409A
Notwithstanding anything herein to the contrary, any amount that would have been paid in 2008 under the prior provisions of the Plan shall be paid by December 31, 2008. No amount shall be paid in 2008 under the provisions of this restatement that would not have been paid in 2008 under the prior provisions of the Plan.
Article 6. Administration
6.1     The Administrative Committee
The Plan shall be administered by an Administrative Committee. The Administrative Committee shall be composed of three or more members, who shall be appointed by the Board and shall hold office at the discretion of the Board. Such members may, but need not, be Employees of the Company.
Any member of the Administrative Committee may resign by delivering his written resignation to the Board and to the Administrative Committee Secretary. Such resignation shall be effective no earlier than the date of the written notice.
6.2     Compensation and Expenses
The members of the Administrative Committee who are Employees shall serve without compensation for services as a member. All expenses of the Administrative Committee shall be paid directly by the Company. Such expenses may include any expenses incident to the functioning of the Administrative Committee, including, but not limited to, fees of the Plan’s accountants, outside counsel and other specialists and other costs of administering the Plan.
6.3     Manner of Action
A majority of the members of the Administrative Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted and other actions taken by the Administrative Committee at any meeting shall be by the vote of a majority of those present at any such meeting. The Administrative Committee may take action without a meeting if a majority of the members at the time in office give written consent.
6.4     Chairman, Secretary, and Employment of Specialists
The members of the Administrative Committee shall elect one of their number as Chairman and shall elect a Secretary who may, but need not, be a member. They may authorize one or more of their number or any agent to execute or deliver any instrument or instruments on their behalf, and may employ such counsel, auditors, and other specialists and such other services as they may require in carrying out the provisions of the Plan.
6.5     Subcommittees
The Administrative Committee may appoint one or more subcommittees and delegate such of its power and duties as it deems desirable to any such subcommittee, in which case every reference herein made to the Administrative Committee shall be deemed to mean or include the subcommittees as to matters within their jurisdiction. The members of any such subcommittee shall consist of such officers or other employees of the Company and such other persons as the Administrative Committee may appoint.
6.6     Other Agents
The Administrative Committee may also appoint one or more persons or agents to aid it in carrying out its duties as a fiduciary, and delegate such of its powers and duties as it deems desirable to such person or agents.
6.7     Records
All resolutions, proceedings, acts, and determinations of each Committee shall be recorded by the Secretary thereof or under his supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.
6.8     Rules
Subject to the limitations contained in the Plan, the Administrative Committee shall be empowered from time to time in its discretion to adopt by-laws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.
6.9     Powers and Duties
The Administrative Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Administrative Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including, but not limited to, the following:

(a)	To construe and interpret the Plan, to supply all omissions from, correct deficiencies in and resolve ambiguities in the language of the Plan;

(b)
To decide all questions of eligibility, to determine the right of any person to an allocation and the amount thereof, and to determine the manner and time of payment of any benefits hereunder, all in accordance with the Plan;

(c)
To obtain from the Employees such information as shall be necessary for the proper administration of the Plan and, when appropriate, to furnish such information promptly to other persons entitled thereto;

(d)	To prepare and distribute, in such manner as the Company determines to be appropriate, information explaining the Plan; and

(e)	To establish and maintain such accounts in the name of each Participant as are necessary.

In administering the Plan, the Administrative Committee shall exercise its powers in a manner designed to ensure that the Plan complies with the requirements of Code section 409A, to the extent applicable.
6.10     Decisions Conclusive
The Administrative Committee shall exercise its powers hereunder in a uniform and nondiscriminatory manner. Any and all disputes with respect to the Plan which may arise involving Participants or their Beneficiaries shall be referred to the Administrative Committee and its decision shall be final, conclusive, and binding. Furthermore, if any question arises as to the meaning, interpretation, or application of any provision hereof, the decision of the Administrative Committee with respect thereto shall be final.
6.11     Fiduciaries
The fiduciaries named in this Article shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan. The Company shall have the sole authority to amend or terminate, in whole or in part, this Plan. The Administrative Committee shall be a fiduciary under the Plan and shall have the sole responsibility for the administration of this Plan. The officers and Employees of the Company shall have the responsibility of implementing the Plan and carrying out its provisions as the Administrative Committee shall direct. A fiduciary may rely upon any direction, information, or action of another fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees in any manner the payment of benefits from this Plan. Any party may serve in more than one fiduciary capacity with respect to the Plan.
6.12     Notice of Address
Each person entitled to benefits from the Plan must file with the Administrative Committee or its agent, in writing, his mailing address and each change of his mailing address. Any communication, statement, or notice addressed to such a person at his latest reported mailing address will be binding upon him for all purposes of the Plan, and neither the Administrative Committee nor the Company shall be obliged to search for or ascertain his whereabouts.
6.13     Data
All persons entitled to benefits from the Plan must furnish to the Administrative Committee such documents, evidence, or information, including information concerning marital status, as the Administrative Committee considers necessary or desirable for the purpose of administering the Plan. It shall be an express condition of the Plan that each such person must furnish such information and sign such documents as the Administrative Committee may require before any benefits become payable from the Plan, provided that payment shall in all cases be made by the time required by Code section 409A. The Administrative Committee shall be entitled to distribute to a non-spouse Beneficiary in reliance upon the signed statement of the Participant that he is unmarried without any further liability to a spouse if such statement is false.
6.14     Adjustments
Subject to the requirements of Code section 409A, the Administrative Committee may adjust benefits under the Plan or make such other adjustments with respect to a Participant or Beneficiary as are required to correct administrative errors or provide uniform treatment in a manner consistent with the intent and purposes of the Plan.
6.15     Member’s Own Participation
No member of the Administrative Committee may act, vote or otherwise influence a decision specifically relating to his own participation under the Plan.

6.16     Indemnification

(a)
To the extent permitted by the Company’s bylaws and applicable law, the Company shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of this section:

(1)	The Administrative Committee and each of its members, which, for purposes of this section, includes any Employee to whom the Administrative Committee has delegated fiduciary or other duties.

(2)	The Board and each member of the Board and any Employer who has responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a nonfiduciary settlor function (such as deciding whether to approve a plan amendment), or a nonfiduciary administrative task relating to the Plan.

(b)
The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorney’s fees and court costs, incurred by that person on account of his or her good faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)
An Indemnified Person shall be indemnified under this section only if he or she notifies an Appropriate Person at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)
A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of the Company in response to the Indemnified Person’s notice.

(B)
The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this section to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)
An Indemnified Person shall be indemnified under this section with respect to attorney’s fees, court costs or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit.

(3)
No Indemnified Person shall be indemnified under this section with respect to any action or failure to act that is judicially determined to constitute or be attributable to the willful misconduct of the Indemnified Person.

(4)
Payments of any indemnity under this section shall be made only from insurance or other assets of the Company. The provisions of this section shall not preclude such further indemnities as may be available under insurance purchased by the Company or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this section that is otherwise indemnified by the Company or by an insurance contract purchased by the Company.

(5)
Payment of any indemnity under this section that is not exempt from Code section 409A shall comply with Code section 409A’s requirements for reimbursement plans, as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv) (or any successor provision). For this purpose, (i) the indemnity under this section shall continue for the Indemnified Person’s lifetime, and, if later, until the complete disposition of all covered claims, (ii) the amount of expenses indemnified during one taxable year of an Indemnified Person shall not affect the amount of expenses indemnified in any other taxable year; (iii) payment of an indemnity shall be made by the last day of the Indemnified Person’s taxable year following the taxable year in which the expense was incurred and (iv) the Indemnified Person’s right to indemnification shall not be subject to liquidation or exchange for any other benefit. If, after payment of any amount to the Indemnified Person pursuant to this provision, it is determined, pursuant to paragraph (3) above or otherwise, that the Indemnified Person is not entitled to indemnification, the Indemnified Person shall promptly repay such amount to the Company.

Article 7. Amendment and Termination
7.1     Amendment and Termination
The Company expects the Plan to be permanent, but since future conditions affecting the Company or any Employer cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board, except that no amendment shall reduce the dollar amount permanently credited to a Participant’s account and any such termination or amendment shall apply uniformly to all Participants. The Administrative Committee, in its discretion, may amend the Plan if it finds that such amendment does not significantly increase or decrease benefits or costs. Notwithstanding the foregoing, the Board or the Administrative Committee may amend the Plan to:

(a)	Ensure that this Plan complies with the requirements of Code section 409A for deferral of taxation on compensation deferred hereunder until the time of distribution; and

(b)
Add provisions for changes to elections as to time and manner of distributions and other changes that comply with the requirements of Code section 409A for the deferral of taxation on deferred compensation until the time of distribution.

7.2	Payments Upon Termination

If the Plan is terminated, distributions to Participants and Beneficiaries shall be made on the dates on which such distributions would be made under the Plan without regard to such termination, except that payments may, in the discretion of the Board, be accelerated if:

(a)	Accelerated payment is permitted under Treas. Reg. § 1.409A-3(j)(4)(ix) (or any successor provision); or

(b)
The Plan is terminated because Participants have become subject to tax on their deferrals due to the Plan’s failure to satisfy the requirements of Code section 409A. Payment to a Participant may not exceed the amount required to be included in income as a result of such failure.

7.3     Reorganization of Employer
In the event of a merger or consolidation of an Employer, or the transfer of substantially all of the assets of an Employer to another corporation, such continuing, resulting or transferee corporation shall have the right to continue and carry on the Plan and to assume all liabilities of the Employer hereunder without obtaining the consent of any Participant or Beneficiary. If such successor shall assume the liabilities of the Employer hereunder, then the Employer shall be relieved of all such liability, and no Participant or Beneficiary shall have the right to assert any claim against the Employer for benefits under or in connection with the Plan.
Article 8. Claims and Appeals Procedures
8.1     Application for Benefits
All applications for benefits under the Plan shall be submitted to: Occidental Petroleum Corporation, Attention: Administrative Committee, 10889 Wilshire Blvd., Los Angeles, CA 90024. Applications for benefits must be in writing on the forms prescribed by the Administrative Committee and must be signed by the Participant, Beneficiary, spouse, Alternate Payee, or other person claiming benefits under this Plan (each of which may be “Claimant”).
8.2     Claims Procedure for Benefits

(a)
If a Claimant believes he is entitled to a benefit, or a benefit different from the one received, then the Claimant may file a claim for the benefit by writing a letter to the Administrative Committee or its authorized delegate. Any such claim must be made no later than the time prescribed by Treas. Reg. § 1.409A-3(g) (or any successor provision).

(b)
Within a reasonable period of time, but not later than 90 days after receipt of a claim for benefits, the Administrative Committee or its delegate shall notify the Claimant of any adverse benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 90 days from the end of the initial 90-day period. If an extension is necessary, the Administrative Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 90-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Administrative Committee or its delegate expects to render a determination on the claim.

(c)
In the case of an adverse benefit determination, the Administrative Committee or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant:

(1)	The specific reason or reasons for the adverse benefit determination;

(2)	Reference to the specific Plan provisions on which the adverse benefit determination is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4)
A description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with section 8.3.

(d)
Within 60 days after receipt by the Claimant of notification of the adverse benefit determination, the Claimant or his duly authorized representative, upon written application to the Administrative Committee, may request that the Administrative Committee fully and fairly review the adverse benefit determination. On review of an adverse benefit determination, upon request and free of charge, the Claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Administrative Committee’s (or delegate’s) review shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination.

(e)
Within a reasonable period of time, but not later than 60 days after receipt of such request for review, the Administrative Committee or its delegate shall notify the Claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 60 days from the end of the initial 60-day period. If an extension is necessary, the Administrative Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 60-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Administrative Committee or its delegate expects to render a final determination on the request for review. In the case of an adverse final benefit determination, the Administrative Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant:

(1)	The specific reason or reasons for the adverse final benefit determination;

(2)	Reference to the specific Plan provisions on which the adverse final benefit determination is based;

(3)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with section 8.3.

(f)
If a Claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Treas. Reg. § 1.409A-3(g) (or any successor provision).

8.3     Limitations on Actions

All decisions made under the procedure set out in this Article shall be final and there shall be no further right of appeal. No person may initiate a lawsuit before fully exhausting the claims procedures set out in this Article, including appeal. To provide for an expeditious resolution of any dispute concerning a claim for benefits that has been denied and to ensure that all evidence pertinent to such claim is available, no lawsuit may be brought contesting a denial of benefits more than the later of:

(a)	180 days after receiving the written response of the Administrative Committee to an appeal; or

(b)	365 days after an applicant’s original application for benefits.

Article 9. General Provisions
9.1     Unsecured General Creditor
The rights of a Participant, Beneficiary, Alternate Payee or their heirs, successors, and assigns, as relates to any Company or Employer promises hereunder, shall not be secured by any specific assets of the Company or any Employer, nor shall any assets of the Company or any Employer be designated as attributable or allocated to the satisfaction of such promises.

9.2     Trust Fund
The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or Administrative Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company. No assets shall be transferred to a trust if such transfer would result in the taxation of benefits prior to distribution under Code section 409A(b).

9.3     Nonassignability

(a)
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amount, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(b)
Notwithstanding subsection (a), the right to benefits payable with respect to a Participant pursuant to a Qualified Divorce Order may be created, assigned, or recognized. The Administrative Committee shall establish appropriate policies and procedures to determine whether a Divorce Order presented to the Administrative Committee constitutes a qualified Divorce Order under this Plan, and to administer distributions pursuant to the terms of Qualified Divorce Orders. In the event that a Qualified Divorce Order exists with respect to benefits payable under the Plan, such benefits otherwise payable to the Participant specified in the Qualified Divorce Order shall be payable to the Alternate Payee specified in such Qualified Divorce Order.

9.4     Release from Liability to Participant
A Participant’s right to receive benefits under the Plan shall be reduced to the extent that any portion of the account maintained for the Participant has been paid or set aside for payment to an Alternate Payee pursuant to a Qualified Divorce Order. The Participant shall be deemed to have released the Company and the Plan from any claim with respect to such amounts in any case in which: (a) the Company, the Plan, or any Plan representative has been served with legal process or otherwise joined in a proceeding relating to such amounts; and (b) the Participant fails to obtain an order of the court in the proceeding relieving the Company and the Plan from the obligation to comply with the judgment, decree or order.

9.5     Employment Not Guaranteed
Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or any Employer. Accordingly, subject to the terms of any written employment agreement to the contrary, the Company and Employer shall have the right to terminate or change the terms of employment of a Participant at any time and for any reason whatsoever, with or without cause.
9.6     Gender, Singular & Plural
All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
9.7     Captions
The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
9.8     Validity
In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.
9.9     Notice
Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
9.10     Applicable Law
The Plan shall be governed by and construed in accordance with Code section 409A (or any successor provision), and any regulations promulgated thereunder, to the extent applicable, and in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.

EXHIBIT A

Participants with pre-October 4, 2004 Retainer Agreements

Participant	Status on November 1, 2008	Payment Commencement Year (for Participants with account balances)
Axelson, Jr., C.J.	Retired; no account balance	N/A
Doucet, M.J.	Retired with account balance	2009
Freund, M.C.	Retired; no account balance	N/A
Hull Jr., C.W.	Retired with account balance	2008
Hurst III, J.L.	Retired with account balance	2007
Leach, A.R.	Active	2010
Lorraine, R.A.	Retired with account balance	2008
Oenbring, P.R.	Retired; no account balance	N/A
Vincent, P.G.	Active	2009
Watkins, A.A.	Deceased; no account balance	N/A

EXHIBIT B

Participants with post-October 3, 2004 Retainer Agreements

Participant	Status on November 1, 2008	Payment Commencement Year (for Participants with account balances)
Allen, J.M.	Retired with account balance	2008
Bullock, B.J.	Retired; no account balance	N/A
LaBelle, D.E.	Retired with account balance	2009
Loving, R.P.	Retired; no account balance	N/A
Schmitt, R.H.	Retired; no account balance	N/A
Tayburn, J.W.	Retired; no account balance	N/A